EXHIBIT 5

                              LATHAM & WATKINS LLP
                             Sears Tower, Suite 5800
                             Chicago, Illinois 60606
                            Telephone: (312) 876-7700
                               Fax: (312) 993-9767

September 23, 2003


Integra LifeSciences Holdings Corporation
311 Enterprise Drive
Plainsboro, New Jersey 08536


Re:      Registration Statement on Form S-8 with respect to
         2,500,000 shares of Common Stock, par value $.01 per share
         ----------------------------------------------------------


Ladies and Gentlemen:

               In  connection  with the  registration  by  Integra  LifeSciences
Holdings Corporation, a Delaware corporation (the "COMPANY"), of 2,500,000 shares of common stock, par value $0.01 per share (the "SHARES"), issuable under the Company's 2003 Equity Incentive Plan (the "PLAN"), under the Securities Act of 1933, as amended, on Form S-8 filed with the Securities and Exchange Commission on September 23, 2003 (the "REGISTRATION STATEMENT"), you have requested our opinion with respect to the matters set forth below.

               In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

               In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

               We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agency within the state.

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               Subject to the foregoing,  it is our opinion that the Shares have been duly authorized and, when (a) issued and sold upon exercise of the options for such Shares and payment of the exercise price therefor as contemplated by the Plan and any agreement relating thereto or (b) duly awarded and issued upon satisfaction of rights to purchase such Shares in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

               We consent to your filing this opinion as an exhibit to the Registration Statement.


                                                     Very truly yours,

                                                     /s/ Latham & Watkins LLP

                                                     Latham & Watkins LLP


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